                                                                    EXHIBIT 23.1

                                    CONSENT


     We hereby consent to the references to this firm and our opinions in: the Registration Statement on Form SB-2 filed by Security Financial Bancorp, Inc. (the "Company"), and all amendments thereto; in the Form H-(e)1-S for the Company, and all amendments thereto; and in the Application for Conversion on Form AC filed by Security Federal Bank, a Federal Savings Bank, (the "Bank"), and all amendments thereto, relating to the conversion of the Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, the concurrent issuance of the Bank's outstanding capital stock to the Company, a holding company formed for such purpose, and the offering of the Company's common stock.


                              /s/ MULDOON, MURPHY & FAUCETTE LLP

                              MULDOON, MURPHY & FAUCETTE LLP



Dated this 20th day of
September, 1999